Exhibit 5.1







                             September 23, 1996


Vanderbilt Mortgage and Finance, Inc.
4726 Airport Highway
Louisville, Tennessee  37777

Clayton Homes, Inc.
623 Market Street
Knoxville, Tennessee  37902

     Re:  Registration Statement on Form S-3
          $1,000,000,000 Vanderbilt Mortgage and Finance, Inc.
          Manufactured Housing Contract Pass-Through Certificates and Clayton Homes, Inc. Limited Guarantee

Ladies and Gentlemen:

     We have acted as counsel for Vanderbilt Mortgage and Finance, Inc. ("VMF") and Clayton Homes, Inc. ("CHI") in connection with the Registration Statement on Form S-3 filed on September 23, 1996 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $1,000,000,000 Vanderbilt Mortgage and Finance, Inc. Manufactured Housing Contract Pass-Through Certificates (the "Certificates") and the Clayton Homes, Inc. Limited Guarantee (the "Limited Guarantee"). Pursuant to Rule 429 under the Act, the Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-88238 previously filed with the Commission by VMF and CHI which became effective on February 17,
1995, for the registration under the Act of Vanderbilt Mortgage and Finance,

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Inc. Manufactured Housing Contract Pass-Through Certificates and the Clayton
Homes, Inc. Limited Guarantee.

     Each series of such Certificates is proposed to be issued pursuant to a separate pooling and servicing agreement (the "Pooling and Servicing Agreement") between VMF, as seller and servicer, and a trustee (the "Trustee") to be identified in a prospectus supplement ("Prospectus Supplement") prepared and filed in connection with such series of Certificates.

     The Limited Guarantee may apply to certain of the Certificates, if so provided in the Prospectus Supplement for such class or series of Certificates.

     We have examined the Registration Statement and such other documents, agreements and instruments, and have reviewed such questions of law, as we have considered necessary and appropriate for purposes of rendering this opinion.

     Based on the foregoing, we are of the opinion that:

     1. When each Pooling and Servicing Agreement has been duly authorized by all necessary action on the part of VMF and has been duly executed and delivered by each party thereto, it will constitute a valid and binding obligation of VMF, enforceable against VMF in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     2. When the issuance, execution and delivery of the Certificates have been duly authorized by all necessary action on the part of VMF and CHI, and when such Certificates have been duly executed, delivered and authenticated and sold in accordance with the terms of a specific Pooling and Servicing Agreement and as described in the Registration Statement, such Certificates will be legally and validly issued, fully-paid and nonassessable and the holders of such Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued.

     3. When the Limited Guarantee has been duly authorized by all necessary action on the part of CHI and has been duly executed and delivered, it will constitute a valid and binding obligation of CHI, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     In rendering our opinion, we have assumed that, at the time of the execution and delivery of the applicable Pooling and Servicing Agreement and the Limited Guarantee and the execution, delivery and authentication of the related class or series of Certificates, (i) there will not have occurred any change in the law affecting the authorization, issuance, validity or enforceability of the Pooling and Servicing Agreement, the Limited Guarantee or the Certificates, (ii) the Registration Statement will have been declared effective by the Commission and will continue to be effective, and the issuance of such securities will be in compliance with all applicable state securities laws; (iii) the Certificates will be issued and sold as described in the applicable Prospectus Supplement; (iv) none of the particular terms of a class or series of Certificates will violate any applicable law, and (v) neither the issuance and sale of the Certificates and the Limited Guarantee nor the compliance by VMF or CHI with the terms thereof will result in a violation of any agreement or instrument then binding upon VMF or CHI or any order of any court or governmental body having jurisdiction over VMF or CHI.

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This opinion is applicable only to the authorization, execution and delivery of Pooling and Servicing Agreements and the Limited Guarantee and the issuance of Certificates with respect to which we have participated as counsel.

     Further, we have assumed the accuracy and completeness of all certifications, documents and other proceedings examined by us that have been executed or certified by officials of VMF and CHI acting within the scope of their official capacities and have not verified the accuracy or truthfulness thereof. We have also assumed the genuineness of the signatures appearing upon such public records, certifications, documents and proceedings. In addition, we have assumed that each such Pooling and Servicing Agreement and Limited Guarantee and the related Certificates will be executed and delivered in substantially the form filed as exhibits to the Registration Statement (including such exhibits incorporated therein which were previously filed with the Commission), and that such Certificates will be sold as described in the Prospectus Supplements described in the Registration Statement.

     We express no opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America and the laws of the State of Tennessee.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.



                         Sincerely,

                         /s/ BOULT, CUMMINGS, CONNERS & BERRY, PLC